NEWS RELEASE

Five Below, Inc. Announces Nine Weeks Ended January 3, 2015 Sales Results;
Updates Fourth Quarter Fiscal 2014 Guidance

PHILADELPHIA, PA - (January 8, 2015) - Five Below, Inc. (Nasdaq: FIVE) today updated previously communicated fourth quarter of fiscal 2014 net sales and earnings guidance based on quarter-to-date results for the nine weeks ended January 3, 2015.

The Company announced that net sales for the nine weeks ended January 3, 2015 increased by 24.5% to $230.7 million from $185.3 million in the comparable nine-week period of fiscal 2013, while comparable store sales for this period increased by 3.2% over the comparable period in fiscal 2013, with the increase driven by average ticket. The Company now expects net sales for the fourth quarter of fiscal 2014 to be in the range of $262 million to $263 million, assuming an approximate 3% increase in comparable store sales, and net income to be in the range of $32.5 million to $33.0 million, with a diluted income per common share range of $0.59 to $0.60 on approximately 54.7 million estimated weighted average shares outstanding.

Thomas Vellios, Co-Founder and CEO, stated: “We saw softness in the business post-Black Friday that continued into early December. Our sales accelerated closer to Christmas and into the post-holiday period, resulting in a comp store sales performance for the nine weeks of +3.2%. Additionally, we continue to see strong performance from our new stores and now expect to deliver total net sales growth for fiscal 2014 of 27% and adjusted net income growth of approximately 30%. We look forward to discussing fiscal 2014 and our outlook for fiscal 2015 on our fourth quarter earnings call in March.”

The Company also announced that management will participate in the 17th Annual ICR XChange Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Management is currently scheduled to present on Tuesday, January 13, 2015 at 9:30 a.m. Eastern Time.

The presentation will be webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company's strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers and the presence of online retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space. For further details and a discussion of these and risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.

Investor Contact:
ICR, Inc.
Farah Soi
203-682-8200
Farah.soi@icrinc.com

Media Contact:
ICR, Inc.
Alecia Pulman/Jessica Liddell
203-682-8200
FivePR@icrinc.com